EXHIBIT 23.1



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                       CONSENT OF BEARD MILLER COMPANY LLP


         We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 2, 2001, except for Note 19 as to which the date is February 1, 2002 with respect to the financial statements of American Bank included in the Pre-Effective Amendment No. 1 to Registration Statement on Form SB-2 and related Prospectus of American Bank Incorporated and American Capital Trust I for the registration of 1,200,000 shares of 6% Redeemable Convertible Trust Preferred Securities of American Capital Trust I and $10,200,000 of 6% Convertible Subordinated Debentures of American Bank Incorporated.



                                                   /s/ BEARD MILLER COMPANY LLP





Reading, Pennsylvania
February 1, 2002

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